HomeTrust Bancshares, Inc. Reports First Quarter Fiscal Year 2016 Financial Results

ASHEVILLE, N.C., October 29, 2015 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank, N.A., today announced preliminary net income of $2.6 million for the first quarter of fiscal year 2016, compared to $2.3 million for the same period a year ago. Increases of $2.0 million in net interest income and $600,000 in noninterest income was partially offset by a $1.3 million increase in noninterest expense and a nonrecurring $526,000 tax charge related to the decrease in North Carolina's state corporate tax rate and the corresponding decrease in net deferred tax assets. Earnings before merger expenses, recovery of loan losses, and the above mentioned tax charge were $3.1 million for the first quarter of fiscal year 2016, compared to $3.0 million for the same period in the previous year.

The Company's basic and diluted earnings per share increased to $0.14 from $0.12 per share for the three months ended September 30, 2015 compared to the same period in fiscal 2015. Diluted earnings per share before merger expenses, recovery of loan losses, and the tax charge were $0.17 compared to $0.16 for the same period in fiscal 2015.

For the three-month period ended September 30, 2015, the retail loan portfolio originations increased $12.6 million from $54.5 million to $67.1 million, or 23.1% compared to the same period in the previous year. For the three-month period ended September 30, 2015, the commercial loan portfolio originations increased $46.4 million from $51.1 million to $97.5 million, or 91.0% compared to the same period in the previous year. Commercial originations included $32.5 million of commercial construction loans which were not funded this quarter, but will provide loan growth in future quarters. For the three-month period ended September 30, 2015, loans originated for sale increased $5.8 million from $16.8 million to $22.6 million, or 34.5% compared to the same period in the previous year.

"Total organic loan growth for the first quarter of fiscal 2016 was $26.5 million, which is a growth rate of 6% annualized. Excluding the decrease of $6.7 million in one-to-four family mortgage loans which are paying down at an accelerated rate, organic loan growth this quarter was $33.2 million, or 8% annualized,” commented Dana Stonestreet, Chairman, President, and CEO. “In addition, tangible book value per share increased 6% annualized for the quarter. We will capitalize on the momentum our team is building as we continue to focus on growing our loan portfolio -- leading to higher revenues, earnings, and stockholder value over time,” said Stonestreet.

On October 30, 2015, HomeTrust Bank will complete its consolidation of six branch offices in North Carolina and Tennessee as previously announced in July 2015. The closures are the result of a review of customer banking preferences and are located in markets with additional HomeTrust Bank branches. This consolidation will reduce operating expenses by approximately $1.2 million annually.

Income Statement Review

Net interest income was $20.6 million for the three months ended September 30, 2015 compared to $18.6 million for the three months ended September 30, 2014. The $2.0 million, or 10.6%, increase was a result of a $2.1 million increase in interest income that was partially offset by a $173,000 increase in interest expense compared to the same period in 2014.

Average interest-earning assets increased $581.4 million to $2.5 billion for the quarter ended September 30, 2015 compared to the same period in 2014, mainly from our new leveraging strategy, where additional short-term Federal Home Loan Bank ("FHLB") borrowings are invested in various short-term assets (including FHLB stock). As expected, net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2015 decreased 62 basis points over the same period last year from 3.99% to 3.37% as a result of increasing average short-term FHLB borrowings by $446.0 million. The new leveraging strategy continues to generate additional net interest income from the proceeds, as well as dividend income from the required purchase of additional FHLB stock. The investments in short-term assets are yielding an average of 60 basis points, while the average cost of the borrowings is 21 basis points, which generated approximately $433,000 in net interest income during the quarter. Excluding the effect of these additional borrowings, the net interest margin was 4.02%.

Recent acquisitions and organic loan growth led to a $160.5 million increase in average loans, however at lower interest rates, which led to loan yields decreasing 22 basis points to 4.69% for the three months ended September 30, 2015 from 4.91% for the same period in the previous year. Interest income for loans also included $1.3 million and $661,000 in accretion of purchase discounts on acquired loans for the three months ended September 30, 2015 and 2014, respectively. The increase in other combined interest-earning assets was mainly a result of the leveraging strategy that produced $1.1 million in interest income during the quarter ended September 30, 2015. Total interest expense increased $173,000 for the quarter ended September 30, 2015 compared to the same period last year. This increase was primarily due to average interest-bearing liabilities increasing $549.3 million to $2.1 billion for the quarter ended September 30, 2015 compared to the same period in 2014. This increase was partially offset by the overall cost of funds continuing to decrease to 27 basis points from 32 basis points.

Noninterest income increased $600,000, or 21.7%, to $3.4 million for the three months ended September 30, 2015 from $2.8 million for the same period in the previous year, primarily due to a $637,000, or 60.0%, increase in fees and service charges on checking accounts resulting from the growth in the number of these accounts from recent acquisitions. Noninterest expense for the quarter ended September 30, 2015 increased $1.3 million, or 7.2%, to $19.8 million compared to $18.5 million for the quarter ended September 30, 2014. The increase was primarily related to our recent acquisitions, which led to a $1.0 million increase in salaries and employee benefits, a $406,000 increase in net occupancy expense, a $361,000 increase in amortization of core deposit intangibles, and a $930,000 increase in other expenses, which were partially offset by a $1.4 million decrease in merger-related expenses.

The Company's income tax expense was $1.5 million for the three months ended September 30, 2015, an increase of $675,000 compared to $866,000 for the three months ended September 30, 2014. The increase was a result of additional pretax income and a nonrecurring charge of $526,000 during the quarter related to the decrease in value of our deferred tax assets based on recent decreases in North Carolina's corporate tax rate. The rate was reduced to 4.0% in August 2015 with additional reductions possible to 3.0% through 2017 if certain state revenue triggers are achieved. The Company's effective income tax rate for the quarter ended September 30, 2015 was 37.54% compared to 27.74% for the quarter ended September 30, 2014.

Balance Sheet Review

Total assets decreased $57.1 million, or 2.1%, to $2.7 billion at September 30, 2015 from $2.8 billion at June 30, 2015. Net loans receivable increased $56.8 million to $1.7 billion at September 30, 2015 driven by $26.5 million of organic growth and $30.3 million in purchased home equity lines of credit, net of repayments. The cumulative decrease of $101.3 million, or 12.1%, in cash and cash equivalents, commercial paper, certificates of deposit in other banks, and securities available for sale for the the first quarter in fiscal 2016 were part of a managed decrease to fund loans, pay out deposits as discussed below, and repurchase common stock. The decrease in other assets was a direct result of $8.0 million in loans sold at the end of the fourth quarter of fiscal 2015 and the receipt of proceeds in the beginning of July 2015.

Total deposits decreased $52.2 million, or 2.8%, to $1.8 billion at September 30, 2015 from $1.9 billion at June 30, 2015. The decrease was primarily due to a managed run off of $40.3 million in higher costing certificates of deposit.

Stockholders' equity at September 30, 2015 decreased to $368.1 million from $371.1 million at June 30, 2015. The decrease was a result of 414,362 shares of common stock repurchased at an average cost of $17.79, or approximately $7.4 million, which was partially offset with $2.6 million in net income, and a $876,000 increase in unrealized gains on securities available for sale. As of September 30, 2015, HomeTrust Bank, N.A. was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 13.17%, 13.17%, 14.24%, and 10.26%, respectively. In addition, the Company was categorized as "well capitalized" at September 30, 2015 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $22.1 million, or 1.27% of total loans, at September 30, 2015 compared to $22.4 million, or 1.33% of total loans, at June 30, 2015. The allowance for loan losses was 1.52% of total loans at September 30, 2015, excluding acquired loans.

There was no provision for losses on loans for the three months ended September 30, 2015 compared to a $250,000 recovery of loan losses for the same period in the previous year. Net loan charge-offs totaled $262,000 for the three months ended September 30, 2015 compared to $99,000 in net charge-offs for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans increased to 0.06% for the quarter ended September 30, 2015 from 0.03% for the same period last fiscal year.

Nonperforming assets decreased $342,000 to $31.5 million, or 1.16% of total assets, at September 30, 2015, compared to $31.9 million, or 1.15% of total assets, at June 30, 2015. Nonperforming assets included $24.9 million in nonaccruing loans and $6.6 million in REO at September 30, 2015, compared to $24.9 million and $7.0 million, in nonaccruing loans and REO, respectively, at June 30, 2015. Included in nonperforming loans are $6.2 million of loans restructured from their original terms of which $2.9 million were current with respect to their modified payment terms. At September 30, 2015, $7.3 million, or 29.5%, of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $8.1 million acquired from recent acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations.

The ratio of classified assets to total assets decreased to 2.72% at September 30, 2015 from 2.90% at June 30, 2015. Classified assets decreased 8.1% to $74.2 million at September 30, 2015 compared to $81.1 million at June 30, 2015.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of September 30, 2015, the Company had assets of $2.7 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 5th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015(1)	2015	2014	2014
	(Dollars in thousands)
Financial Condition Data:
Total assets	$2,726,000	$2,783,114	$2,608,637	$2,640,387	$2,213,895
Loans held for sale	4,012	5,874	2,225	1,478	2,632
Loans receivable, net(2)	1,720,178	1,663,333	1,618,376	1,626,630	1,585,134
Allowance for loan losses	22,112	22,374	22,681	23,356	23,080
Interest-earning deposits	12,819	82,269	153,718	190,153	12,826
Commercial paper	242,928	256,152	99,953	128,249	—
Certificates of deposit in other banks	196,386	210,629	204,596	196,575	175,869
Securities available for sale, at fair value	249,711	257,606	230,512	195,143	176,237
Goodwill	12,673	12,673	12,673	12,673	12,673
Core deposit intangibles	9,269	10,043	10,850	11,472	4,240
Deposits	1,819,950	1,872,126	1,913,773	1,938,321	1,658,793
Checking accounts (noninterest and interest)	582,626	591,429	592,338	580,884	445,743
Other borrowings	476,000	475,000	250,000	250,000	112,000
Stockholders' equity	368,148	371,050	381,935	380,927	378,048
Asset quality ratios:
Nonperforming assets to total assets(3)	1.16%	1.15%	1.51%	1.68%	2.33%
Nonperforming loans to total loans(3)	1.43	1.47	1.88	2.04	2.30
Total classified assets to total assets	2.72	2.90	3.51	3.62	4.65
Allowance for loan losses to non-performing loans(3)	88.84	90.02	73.42	69.38	62.36
Allowance for loan losses to total loans	1.27	1.33	1.38	1.41	1.43
Allowance for loan losses to total gross loans excluding acquired loans	1.52	1.58	1.72	1.79	1.97
Net charge-offs (recoveries) to average loans (annualized)	0.06	0.17	0.16	(0.07)	0.03
Capital ratios:
Equity to total assets at end of period	13.51%	13.33%	14.64%	14.43%	17.08%
Tangible equity to total tangible assets(4)	12.91	12.74	13.96	13.74	16.46
Average equity to average assets	13.41	13.56	14.53	15.40	17.49
__________________________________________

(1)	Derived from audited financial statements.

(2)	Net of allowances for loan losses, loans in process, and deferred loan fees.

(3)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2015, there were $6.2 million of restructured loans included in nonaccruing loans and $7.3 million, or 29.5%, of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired from BankGreenville, Jefferson, and Bank of Commerce are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(4)	See Non-GAAP reconciliation for adjustments.

Selected Operations Data

	Three Months Ended September 30,
	2015	2014	Difference
	(Dollars in thousands)

Total interest income	$22,009	$19,865	$2,144
Total interest expense	1,438	1,265	173
Net interest income	20,571	18,600	1,971
Recovery of loan losses	—	(250)	250
Net interest income after recovery of loan losses	20,571	18,850	1,721
Service charges on deposit accounts	1,699	1,062	637
Mortgage banking income and fees	728	846	(118)
Other noninterest income	942	861	81
Total noninterest income	3,369	2,769	600
Salaries and employee benefits	10,857	9,808	1,049
Net occupancy expense	2,259	1,853	406
REO-related expenses(1)	334	320	14
Core deposit intangible amortization	774	413	361
Merger-related expenses	—	1,421	(1,421)
Other	5,611	4,682	929
Total noninterest expense	19,835	18,497	1,338
Income before income taxes	4,105	3,122	983
Income tax expense	1,541	866	675
Net income	$2,564	$2,256	$308
______________________________

(1)	REO-related expenses include gain/loss on sale and impairment of REO and all other REO-related expenses.

Selected Financial Ratios and Other Data

	Three Months Ended September 30,
	2015	2014
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.37%	0.42%
Return on assets - adjusted(4)	0.45	0.56
Return on equity (ratio of net income to average equity)	2.77	2.39
Return on equity - adjusted(4)	3.34	3.20
Tax equivalent yield on earning assets(2)	3.60	4.25
Rate paid on interest-bearing liabilities	0.27	0.32
Tax equivalent average interest rate spread (2)	3.33	3.93
Tax equivalent net interest margin(2) (3)	3.37	3.99
Tax equivalent net interest margin - adjusted(4)	4.02	3.99
Average interest-earning assets to average interest-bearing liabilities	118.80	123.34
Operating expense to average total assets	2.87	3.43
Efficiency ratio(4)	79.32	75.99
__________________________________

(1)	Ratios are annualized where appropriate.

(2)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(3)	Net interest income divided by average interest earning assets.

(4)	See Non-GAAP reconciliation for adjustments.

Per Share Data

	Three Months Ended September 30,
	2015	2014
Net income per common share:
Basic	$0.14	$0.12
Diluted	$0.14	$0.12
Adjusted net income per common share:(1)
Basic	$0.17	$0.16
Diluted	$0.17	$0.16

Average shares outstanding:
Basic	18,077,987	19,178,607
Diluted	18,291,029	19,242,722
Book value per share at end of period	$19.30	$18.43
Tangible book value per share at end of period (1)	$18.33	$17.63
Total shares outstanding at end of period	19,074,037	20,507,248
__________________________________________________

(1)	See Non-GAAP reconciliation for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2015		2014
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(1)	$1,728,862	4.69%	$1,568,406	4.91%
Interest-earning deposits with banks	248,969	0.85	188,796	0.93
Securities available for sale	259,271	1.85	170,635	1.89
Other interest-earning assets	278,665	0.93	6,576	3.89
Total interest-earning assets	$2,515,767	3.60	$1,934,413	4.25
Interest-bearing deposits	1,641,772	0.29	1,496,623	0.33
Other borrowings	475,933	0.21	71,733	0.21
Total interest-bearing liabilities	$2,117,705	0.27	$1,568,356	0.32
Tax equivalent interest rate spread(1)		3.33%		3.93%
Tax equivalent net interest margin(1) (2)		3.37%		3.99%
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(1)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.

(2)	Net interest income divided by average interest earning assets.

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share, tangible equity to tangible assets ratio, net income excluding merger-related expenses, nonrecurring state tax expense, and recovery of loan losses, and earnings per share excluding merger expenses, nonrecurring state tax expense, and recovery of loan losses. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to obtain additional FHLB borrowings beginning in November 2014 as part of a plan to increase net interest income. The Company believes that showing the effects of the additional borrowings on net interest income and net interest margins is useful to both management and investors as these measures are commonly used to measure financial institutions performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,
	2015	2014
Noninterest expense	$19,835	$18,497
Less REO-related expenses	334	320
Less merger-related expenses	—	1,421
Noninterest expense – as adjusted	$19,501	$16,756

Net interest income	$20,571	$18,600
Plus noninterest income	3,369	2,769
Plus tax equivalent adjustment	646	680
Net interest income plus noninterest income – as adjusted	$24,586	$22,049
Efficiency ratio	79.32%	75.99%
Efficiency ratio (without adjustments)	82.85%	86.56%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,
	2015	2014
Total stockholders' equity	$368,148	$378,048
Less: goodwill, core deposits intangibles, net of taxes	(18,512)	(16,439)
Tangible book value	$349,636	$361,609
Common shares outstanding	19,074,037	20,507,248
Tangible book value per share(1)	$18.33	$17.63

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
	(Dollars in thousands)
Tangible book value(1)	$349,636	$352,050	$361,331	$359,932	$361,609
Total assets	2,726,000	2,783,114	2,608,637	2,640,387	2,213,895
Less: goodwill, core deposit intangibles, net of taxes	(18,512)	(19,000)	(20,604)	(20,995)	(16,439)
Total tangible assets(2)	$2,707,488	$2,764,114	$2,588,033	$2,619,392	$2,197,456
Tangible equity to tangible assets	12.91%	12.74%	13.96%	13.74%	16.46%
_________________________________________________________________
(1)    Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude additional FHLB borrowings and proceeds from such borrowings:

	Three Months Ended September 30, 2015
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,515,767	$22,655	3.60%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	446,000	664	0.60%
Interest-earning assets - adjusted	$2,069,767	21,991	4.25%

Interest-bearing liabilities	2,117,705	1,438	0.27%
Additional FHLB borrowings (2)	446,000	231	0.21%
Interest-bearing liabilities - adjusted	$1,671,705	1,207	0.29%

Net interest income and net interest margin		21,217	3.37%
Net interest income and net interest margin - adjusted		20,784	4.02%
Difference		$433	(0.65)%
_________________________________________________________________________________

(1)
Proceeds from the additional borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

(2)    Additional borrowings were obtained in November 2014.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, nonrecurring state tax expense, and the recovery of loan losses:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,
	2015	2014
Merger-related expenses	$—	$1,421
Nonrecurring state tax expense	526	—
Recovery of loan losses	—	(250)
Total adjustments	526	1,171
Tax effect (1)	—	(412)
Total adjustments, net of tax	526	759

Net income (GAAP)	2,564	2,256

Net income (non-GAAP)	$3,090	$3,015

Per Share Data
Average shares outstanding - basic	18,077,987	19,178,607
Average shares outstanding - diluted	18,291,029	19,242,722

Basic EPS
EPS (GAAP)	$0.14	$0.12
Non-GAAP adjustment	0.03	0.04
EPS (non-GAAP)	$0.17	$0.16

Diluted EPS
EPS (GAAP)	$0.14	$0.12
Non-GAAP adjustment	0.03	0.04
EPS (non-GAAP)	$0.17	$0.16

Average Balances
Average assets	$2,763,943	$2,154,771
Average equity	$370,562	$376,932

ROA
ROA (GAAP)	0.37%	0.42%
Non-GAAP adjustment	0.08%	0.14%
ROA (non-GAAP)	0.45%	0.56%

ROE
ROE (GAAP)	2.77%	2.39%
Non-GAAP adjustment	0.57%	0.81%
ROE (non-GAAP)	3.34%	3.20%
________________________________________________________________________
(1)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.